                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           Host Marriott Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           Host Marriott Corporation
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

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                     [LOGO OF HOST MARRIOTT APPEARS HERE]

                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 9, 1996

April 5, 1996

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 9, 1996, at 10:30 a.m. in Salons 2, 4 and 6 of the Phoenix Ballroom in the J.W. Marriott Hotel at Lenox, located at 3300 Lenox Road in Atlanta, Georgia. Doors to the meeting will open at 10:00 a.m.

The meeting will be conducted:

  1. To consider and vote upon the following proposals described in the accompanying Proxy Statement, which provide for:

    (i) Proposal One: The election of J.W. Marriott, Jr. and Harry L. Vincent, Jr. as directors for three-year terms expiring at the 1999 Annual Meeting;

    (ii) Proposal Two: The ratification of the appointment of Arthur Andersen LLP as independent auditors;

    (iii) Proposal Three: The approval of an amended and restated performance-based annual incentive bonus plan for senior executive officers incorporating certain technical amendments; and

    (iv) Proposal Four: The consideration of a shareholder proposal to reinstate the annual election of all directors.

  2. To transact such other business as may properly come before the meeting.

Shareholders of record of the Company's Common Stock at the close of business on March 22, 1996 will be entitled to notice of and to vote at this meeting.


                                        /s/ CHRISTOPHER G. TOWNSEND

                                        Christopher G. Townsend
                                        Corporate Secretary

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              REFER TO THE NOTE ON THE OUTSIDE OF THE BACK COVER
             FOR INFORMATION ON ACCOMMODATIONS AND TRANSPORTATION.
- -------------------------------------------------------------------------------

             EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY. A PREPAID ENVELOPE IS ENCLOSED.



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

                                PROXY STATEMENT

                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109

                        ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 9, 1996

INTRODUCTION

This Proxy Statement (the "Proxy Statement") is being furnished to sharehold-ers of Host Marriott Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock"), as of the close of business on March 22, 1996 (the "Annual Meeting Record Date") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 9, 1996, at 10:30 a.m. in Salons 2, 4 and 6 of the Phoenix Ballroom in the J.W. Marriott Hotel at Lenox, located at 3300 Lenox Road in Atlanta, Georgia, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's share-holders on April 5, 1996. The Company's Annual Report and the Company's Secu-rities and Exchange Commission Form 10-K for the 1995 fiscal year ended Decem-ber 29, 1995 are being mailed with this Proxy Statement to shareholders of record.

VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to consti-tute a quorum at the Annual Meeting and to permit action to be taken by the shareholders at such meeting. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock present in person or repre-sented by properly executed proxy at the Annual Meeting is required to approve Proposals Two through Four. Under the Company's bylaws and Delaware law, shares represented at the Annual Meeting (either by properly executed proxy or in person) that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particu-lar proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to Pro-posals Two through Four will have the same effect as votes against such pro-posals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals (and therefore will reduce the absolute number--although not the percentage--of the votes needed for approval) and will not be counted as votes for or against such proposals.

The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual

Meeting is required to elect the directors nominated pursuant to Proposal One. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be cho-sen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of direc-tors, except to the extent that the failure to vote for an individual results in another individual's receiving a larger proportion of votes.

As of January 31, 1996, there were 160,334,761 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. As of that date, cer-tain members of the Marriott family (including various trusts established by members of the Marriott family) in the aggregate owned approximately 15.97% of the number of outstanding shares of Company Common Stock. The members of the Marriott family have indicated an intention to vote in accordance with the recommendations of the Board as set forth herein with respect to the propos-als.

All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the in-structions indicated in such proxies. If no instructions are indicated for Proposals One through Three, such proxies will be voted in accordance with the recommendations of the Board of Directors as set forth herein with respect to such proposal(s). If no instructions are indicated for Proposal Four, such proxies will be treated as abstentions.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company pro-poses to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with First Chicago Trust Company of New York in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although atten-dance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to First Chi-cago Trust Company of New York, P.O. Box 8611, Edison, New Jersey 08818-9119.

The Company will bear the cost of the solicitation. In addition to solicita-tion by mail, the Company will request banks, brokers and other custodian nom-inees and fiduciaries to supply proxy materials to the beneficial owners of Company Common Stock of whom they have knowledge, and the Company will reim-burse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal inter-view, mail, telephone or telegraph.

DIRECTORS


          Richard E. Marriott*      Mr. Richard Marriott is a director of
          Chairman of the Board     Marriott International, Inc. and Host
(PHOTO)   Director since 1979       Marriott Services Corporation and Chairman
          Age: 57                   of the Board of First Media Corporation.
                                    He also serves as a director of certain
                                    subsidiaries of the Company and of the Po-tomac Electric Power Company and is a past
                                    President of the National Restaurant Asso-ciation. Mr. Marriott is also the presi-dent and a trustee of the Marriott Founda-tion for People with Disabilities. Mr.
                                    Marriott's term as a Director of the Com-pany expires at the 1998 annual meeting of shareholders. For additional information on Mr. Marriott, see "Executive Officers" below.

- --------------------------------------------------------------------------------


          J.W. Marriott, Jr.*       Mr. J. W. Marriott, Jr. is Chairman of the
          Director since 1964       Board, President and Chief Executive Offi-
(PHOTO)   Age: 64                   cer of Marriott International, Inc., and a
                                    director of Host Marriott Services Corpo-ration, General Motors Corporation, Out-board Marine Corporation and the U.S.-Rus-sia Business Council. He also serves on the boards of trustees of the Mayo Founda-tion, Georgetown University and the Na-tional Geographic Society, and on the ad-visory board of the Boy Scouts of America.
                                    He is on the President's Advisory Commit-tee of the American Red Cross and the Ex-ecutive Committee of the World Travel &
                                    Tourism Council. Mr. Marriott's term as a
                                    Director of the Company expires at the
                                    1996 annual meeting of shareholders.


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          R. Theodore Ammon         Mr. Ammon is a private investor and Chair-
(PHTO)    Director since 1992       man and Chief Executive Officer of Big
          Age: 46                   Flower Press Holdings, Inc. and Chairman
                                    of Treasure Chest Advertising Company,
                                    Inc. He was formerly a general partner of Kohlberg Kravis Roberts & Company (a New
                                    York and San Francisco-based investment
                                    firm). He also serves on the boards of di-rectors of Samsonite Corporation,
                                    Foodbrands America, Inc., Culligan Water
                                    Technologies, Inc. and the New York YMCA, and on the board of trustees of Bucknell
                                    University. Mr. Ammon's term as a Director of the Company expires at the 1998 annual meeting of shareholders.


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          * RICHARD E. MARRIOTT AND J. W. MARRIOTT, JR. ARE BROTHERS.

          Terence C. Golden         Mr. Golden is President and Chief Execu-
          President and Chief       tive Officer of the Company and serves as
          Executive Officer         a director of certain subsidiaries of the
(PHTO)    Director since 1995       Company. He also serves as Chairman of
          Age: 51                   Bailey Realty Corporation and Bailey Capi-
                                    tal Corporation and various affiliated
                                    companies. In addition, Mr. Golden is a
                                    director of Prime Retail, Inc., D.R. Hor-ton, Inc. and the District of Columbia
                                    Early Childhood Collaborative, and he is a nominee for election as a director of Cousins Properties, Inc. He is also a mem-ber of the executive committee of the Fed-eral City Council. Mr. Golden's term as a Director of the Company expires at the 1997 annual meeting of shareholders. For additional information on Mr. Golden, see
                                    "Executive Officers" below.


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          Ann Dore McLaughlin       Ms. McLaughlin is Vice Chairman of the As-
          Director since 193        pen Institute. She formerly served as
(PHOTO)   Age: 54                   President of the Federal City Council and
                                    as President and Chief Executive Officer of New American Schools Development Corpo-ration. Ms. McLaughlin has served with distinction in several U.S. Administra-tions in such positions as Secretary of Labor and Under Secretary of the Depart-ment of the Interior. Ms. McLaughlin also serves as director of AMR Corporation, Federal National Mortgage Association,
                                    General Motors Corporation, Kellogg Compa-ny, Nordstrom, Potomac Electric Power Com-pany, Union Camp Corporation, Vulcan Mate-rials Company, Harman International Indus-tries, Inc. and Sedgwick Group plc. Addi-tionally, Ms. McLaughlin serves as a mem-ber of the governing boards of a number of civic, non-profit organizations, including the Public Agenda Foundation and the Con-servation Fund, and she is on the Board of Overseers for the Wharton School of the University of Pennsylvania. Ms.
                                    McLaughlin's term as Director of the Com-pany expires at the 1997 annual meeting of shareholders.


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                                       4

          Harry L. Vincent, Jr.     Mr. Vincent is a retired Vice Chairman of
          Director since 1969       Booz-Allen & Hamilton, Inc. He also served
(PHOTO)   Age: 76                   as a director of Signet Banking Corpora-
                                    tion from 1973 until 1989. Mr. Vincent's term as Director of the Company expires at the 1996 annual meeting of shareholders.


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OWNERSHIP OF COMPANY SECURITIES

As of January 31, 1996, the Company had two outstanding classes of equity or equity-linked securities: Common Stock and Warrants to acquire shares of Common Stock ("Warrants"). None of the directors or executive officers owns any War-rants. The Company is not aware of any beneficial holder of 5% or more of the Warrants.

Set forth below is the ownership as of January 31, 1996 of Company Common Stock by directors, the chief executive officer and the four additional most highly compensated executive officers and certain former executive officers of the Company, as well as by all directors and executive officers (including such former executive officers) of the Company as a group, and, to the best of the Company's knowledge, beneficial holders of 5% or more of Company Common Stock.

                                    SHARES OF COMPANY           % OF SHARES
                                       COMMON STOCK             OUTSTANDING
                                    BENEFICIALLY OWNED             AS OF
NAME                              AS OF JANUARY 31, 1996    JANUARY 31, 1996(1)
- ----                              ----------------------    -------------------
DIRECTORS:
R. Theodore Ammon................           10,000                  0.00
Terence C. Golden................                0                  0.00
J.W. Marriott, Jr................       12,553,338(2)(3)(5)         7.83
Richard E. Marriott..............       13,437,573(2)(4)(5)         8.38
Ann Dore McLaughlin..............            1,000                  0.00
Harry L. Vincent, Jr.............           14,100                  0.00

NON-DIRECTOR EXECUTIVE OFFICERS:
Jeffrey P. Mayer(6)..............           29,151(2)               0.02
Stephen J. McKenna...............          164,871(2)               0.10
Robert E. Parsons, Jr............           49,827(2)               0.03

CERTAIN FORMER EXECUTIVE OFFI-
 CERS:
Stephen F. Bollenbach............            3,534                  0.00
Matthew J. Hart..................           55,075(2)               0.03

ALL DIRECTORS AND EXECUTIVE
 OFFICERS AS A GROUP
 (13 PERSONS, INCLUDING THE
 FOREGOING)......................       22,209,165(2)(7)           13.85
FMR CORP.........................       17,824,459(8)              11.12
FORSTMANN-LEFF ASSOCIATES, INC...        8,482,670(9)               5.29
HARRIS ASSOCIATES L.P............        9,203,265(10)              5.74

- --------
(1) Ownership of less than l/l00th of 1% is reflected as 0.00 in the table above.
(2) Does not include shares reserved, contingently vested or awarded under the Company's 1993 Comprehensive Stock Incentive Plan other than the shares of unvested restricted stock granted under such plan. Shares of restricted stock are voted by the holder thereof. For additional information, see Ta-bles I and II.
(3) Includes: (i) 1,977,450 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 67,930 shares held by the wife of J.W. Marriott, Jr.; (iii) 686,536 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 2,536,787 shares held by the J. Willard Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; and (vi) 80,000 shares held by a limited partner-ship whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder. Does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(4) Includes: (i) 1,874,709 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (ii) 67,723 shares held by the wife of Richard E. Marriott; (iii) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 2,536,787 shares held by the J. Willard Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 2,302,729 shares held by a limited part-nership whose general partner is a corporation of which Richard E. Marriott is the controlling shareholder. Does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
(5) By virtue of their ownership of shares of Company Common Stock and their positions as Chairman and director, respectively, Richard E. Marriott and J.W. Marriott, Jr. would be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott fam-ily might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,612,964 shares or 15.97% of the total shares outstanding of Company Common Stock as of Janu-ary 31, 1996.
(6) Mr. Mayer resigned his position effective January 1996 but, by rule, he is included as a non-director executive officer in this table because he was one of the Company's five most highly compensated executive officers at the end of the Company's last fiscal year.
(7) Includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial owner-ship of such shares is attributable to each of J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading, but such shares are included only once in reporting the total number of shares owned by all directors and executive officers as a group. All directors and current executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 242,301 shares or 0.15% of the total shares outstanding of Company Common Stock as of Janu-ary 31, 1996. In addition, the Company's Retirement and Savings Plan and Trust owned 820,235 shares or 0.51% of the total shares outstanding of Company Common Stock as of January 31, 1996.
(8) Represents shares of Company Common Stock held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research Company ("FM&R"). FMR has reported in a Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed with the Securities and Exchange Commission (the "Commis-sion"), that FMR, through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 17,573,559 shares of Company Common Stock owned by such investment funds. FMR has no power to vote or direct the voting of the shares of Company Common Stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole dispositive power over 250,900 shares, the sole power to vote or direct the voting of 140,300 shares, and no power to vote or di-rect the voting of 110,600 shares of Company Common Stock owned by the in-stitutional accounts. The principal address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(9) Represents shares of Company Common Stock held by Forstmann-Leff Associ-ates, Inc. ("Forstmann") and its subsidiaries, FLA Asset Management, Inc. ("FLA") and Stamford Advisors Corp. ("Stamford"). Forstmann has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 6,140,415 shares and shared dispositive power over 2,342,255 shares. Of these shares, Forstmann has reported sole voting power over 5,848,515 shares and shared voting power over 902,600 shares. The principal business address of Forstmann, FLA and Stamford is 55 East 52nd Street, New York, New York 10055.
(10) Represents shares of Company Common Stock held in client accounts managed by Harris Associates L.P. and its general partner, Harris Associates, Inc. (collectively, "Harris"). Harris has reported in a Schedule 13G un-der the Exchange Act, filed with the Commission, sole dispositive power over 7,051,565 shares and shared dispositive power over 2,151,700 shares. Of these shares, Harris has reported sole voting power over none of the shares and shared voting power over the entire 9,203,265 shares. The principal business address of Harris is 2 North LaSalle Street, Suite 500, Chicago, Illinois 60602.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, the Board of Directors is composed of six members, four of whom are not officers or employees of the Company. The Board met 11 times in 1995. Each director attended 75% or more of the meetings held during 1995 during the pe-riod for which he or she was a director.

The Board has adopted four standing committees: (i) Executive, (ii) Audit,
(iii) Compensation Policy and (iv) Nominating and Corporate Governance. The members of the Executive Committee are Harry L. Vincent, Jr. (Chair), Richard
E. Marriott, J.W. Marriott, Jr. and Terence C. Golden. When the Board of Di-rectors is not in session, this Committee is authorized to exercise all powers of the Board of Directors, subject to specific restrictions as to powers re-tained by the full Board of Directors. Retained powers include those relating to amendments to the certificate of incorporation and bylaws; mergers, consol-idations, sales or exchanges involving substantially all of the Company's as-sets; declaration of dividends; and issuance of stock. The Executive Committee met three times in 1995. All members, except Mr. J.W. Marriott, Jr., attended 75% or more of the meetings held in 1995 during the period for which he was a member. Mr. J.W. Marriott, Jr. attended two of the meetings held in 1995. No change in the membership of the Executive Committee is contemplated for 1996.

The Audit Committee is composed of three directors who are not employees of the Company, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr. and Ann Dore McLaughlin. The Audit Committee meets at least three times a year with the independent auditors, management representatives, and internal auditors; recommends to the Board of Directors appointment of independent auditors; ap-proves the scope of audits and other services to be performed by the indepen-dent and internal auditors; considers whether the performance of any profes-sional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Au-dit Committee and vice versa. The Audit Committee met four times in 1995. All members attended 75% or more of the meetings held in 1995. No membership changes are contemplated for 1996.

The Compensation Policy Committee is composed of three directors who are not employees of the Company, namely, Harry L. Vincent, Jr. (Chair), R. Theodore Ammon and Ann Dore McLaughlin. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior offi-cers' compensation and various employee stock plans, and approval of individ-ual salary adjustments and stock awards in those areas. The Compensation Pol-icy Committee met 13 times in 1995. All members attended 75% or more of the meetings held in 1995. No membership changes are contemplated for 1996.

The Nominating and Corporate Governance Committee is composed of two directors who are not employees of the Company, namely, Ann Dore McLaughlin (Chair) and Harry L. Vincent, Jr. It considers candidates for election as directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating and Corporate Governance Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its Committees, including the making of recommendations with respect to qualifications of director candidates, compen-sation of directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board. The Nominating and Corporate Governance Committee met three times in 1995. All members attended 75% or more of the meetings held in 1995. No membership changes are contem-plated for 1996.

Due to the resignation of Stephen F. Bollenbach as President and Chief Execu-tive Officer of the Company in May 1995, the Board of Directors established a temporary CEO Search Committee in 1995. The CEO Search Committee was composed of three directors who are not employees of the Company, namely, Harry L. Vin-cent, Jr. (Chair), R. Theodore Ammon and Ann Dore McLaughlin. It considered and interviewed candidates for election as the Company's President and Chief Executive Officer. The CEO Search Committee met four times in 1995. All mem-bers attended 75% or more of the meetings held. Following the election of Terence C. Golden as President and Chief Executive Officer of the Company, the Board of Directors dissolved the CEO Search Committee.

COMPENSATION OF DIRECTORS

Directors who are also officers of the Company receive no additional compensa-tion for their services as directors. Directors elected by the holders of Com-pany Common Stock and who are not officers receive an annual retainer fee of $25,000 as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual re-tainer fee of $1,000. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting Marriott hotels or other properties controlled by the Company or by Marriott International, Inc. In his capacity as chair of the Executive Committee of the Board of Directors, Mr. Vincent receives an additional $375 per hour in com-pensation for time spent in the performance of his duties, which include, among other things, the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1995. All of these filing requirements were satisfied by the Company's executive officers and directors.

EXECUTIVE OFFICERS

Set forth below is certain information with respect to the persons who are executive officers of the Company.

                                    BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE          AGE          AN EXECUTIVE OFFICER OF THE COMPANY
- --------------          ---         -------------------------------------
Richard E. Marriott      57 Richard E. Marriott joined the Company in 1965 and
 Chairman of the Board      has served in various executive capacities. In 1979,
                            Mr. Marriott was elected to the Board of Directors.
                            In 1984, he was elected Executive Vice President and
                            in 1986 he was elected Vice Chairman of the Board of
                            Directors. In 1993, Mr. Marriott was elected Chair-
                            man of the Board. Mr. Marriott also has been respon-
                            sible for management of the Company's government af-
                            fairs functions.
Terence C. Golden        51 Terence C. Golden was named President and Chief Ex-
 President and Chief        ecutive Officer of the Company in 1995. Prior to
 Executive Officer          joining the Company, Mr. Golden was Chairman of Bai-
                            ley Realty Corporation and prior to that had served
                            as Chief Financial Officer of The Oliver Carr Compa-
                            ny. Prior to joining The Oliver Carr Company, he
                            served as Administrator of the General Services Ad-
                            ministration and as Assistant Secretary of Treasury,
                            and he was co-founder and national managing partner
                            of Trammel Crow Residential Companies.
Robert E. Parsons, Jr.   40 Robert E. Parsons, Jr. joined the Company's Corpo-
 Executive Vice Presi-      rate Financial Planning staff in 1981 and was made
 dent and Chief Finan-      Director--Project Finance in 1984, Vice President--
 cial Officer               Project Finance in 1986 and Assistant Treasurer in
                            1988. In 1993, Mr. Parsons was elected Senior Vice
                            President and Treasurer of the Company, and in 1995,
                            he was elected Executive Vice President and Chief
                            Financial Officer of the Company.
Stephen J. McKenna       55 Stephen J. McKenna joined the Company in 1973 as an
 Executive Vice Presi-      attorney. Mr. McKenna was appointed Assistant Gen-
 dent and General           eral Counsel in 1976 and promoted to Vice President
 Counsel                    and Assistant General Counsel in 1986. He became
                            Vice President and Associate General Counsel in
                            1990, Senior Vice President and General Counsel in
                            1993, and Executive Vice President and General Coun-
                            sel in 1995. Prior to joining the Company, Mr.
                            McKenna was employed as an attorney in the airline
                            and aircraft manufacturing industries.

                                     BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE           AGE          AN EXECUTIVE OFFICER OF THE COMPANY
- --------------           ---         -------------------------------------
Christopher J. Nassetta   33 Christopher J. Nassetta joined the Company in Octo-
 Executive Vice Presi-       ber 1995 as Executive Vice President. Prior to join-
 dent                        ing the Company, Mr. Nassetta served as President of
                             Bailey Realty Corporation from 1991 until 1995. He
                             had previously served as Chief Development Officer
                             and in various other positions with The Oliver Carr
                             Company from 1984 through 1991.
Donald D. Olinger         37 Donald D. Olinger joined the Company in 1993 as
 Vice President and          Director--Corporate Accounting. Later in 1993,
 Corporate Controller        Mr. Olinger was promoted to Senior Director and
                             Assistant Controller. He was promoted to Vice Presi-
                             dent--Corporate Accounting in 1995. In 1996, he was
                             elected Vice President and Corporate Controller.
                             Prior to joining the Company, Mr. Olinger worked
                             with the public accounting firm of Deloitte & Tou-
                             che.

EXECUTIVE OFFICER COMPENSATION

SUMMARY OF COMPENSATION

Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to its current Chief Executive Officer, the four additional most highly compensated executive officers and two former executive officers, including the Company's former Chief Executive Officer.

TABLE I

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                    -------------------------
                                          ANNUAL COMPENSATION          AWARDS       PAYOUTS
                                    ------------------------------- ------------   ----------
                                                           OTHER      RESTRICTED               ALL OTHER
                                                           ANNUAL       STOCK          LTIP     COMPEN-
                             FISCAL SALARY(2) BONUS(3) COMPENSATION AWARDS(4)(5)   PAYOUTS(6) SATION(7)
NAME AND PRINCIPAL POSITION   YEAR     ($)      ($)        ($)          ($)           ($)        ($)
- ---------------------------  ------ --------- -------- ------------ ------------   ---------- ---------
Richard E. Marriott           1995   250,554  100,000   107,463(8)           0      382,500      12,634
 Chairman of the Board        1994   261,538  104,615    90,576(8)           0      180,225      19,551
                              1993   230,770  110,769    93,646(8)   1,222,157(9)         0      10,693

Terence C. Golden(1)          1995   190,656  152,152                        0            0           0
 President and Chief
 Executive Officer

Stephen J. McKenna            1995   237,550  152,210                        0      344,250      13,586
 Executive Vice President     1994   220,000  143,000                        0      162,203      17,811
 and General Counsel          1993   195,178  119,009                  595,482(9)         0       7,947

Robert E. Parsons, Jr.        1995   213,767  123,649                        0      159,375      10,951
 Executive Vice President     1994   169,855   93,341                        0       75,094       8,831
 and Chief Financial Officer  1993   152,971   84,153                  171,810(9)         0       7,039

Jeffrey P. Mayer(10)          1995   154,800   77,966                        0      159,375       7,980
 Senior Vice President        1994   139,569   69,713                        0       75,094       3,634
 and Corporate Controller     1993   110,458   51,337                  167,426(9)         0       7,824

Stephen F. Bollenbach(10)     1995   190,608        0                        0            0   1,037,400
 Former Chief Executive       1994   550,000  385,000                        0      901,125      50,062
 Officer and President        1993   473,077  327,370                6,644,470(9)         0      13,077

Matthew J. Hart(10)           1995   256,872  164,487                        0      701,250     815,947
 Former Executive Vice        1994   275,000  178,750                        0      324,405      22,455
 President                    1993   220,191  142,243                1,171,812(9)         0      11,172

- --------
(1) Mr. Golden joined the Company as President and Chief Executive Officer on September 1, 1995.
(2) Salary amounts include base salary earned and paid in cash during the fis-cal year and the amount of base salary deferred at the election of the ex-ecutive officer under the Company's Retirement and Savings Plan and Trust (the "Retirement and Savings Plan") and the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan").
(3) Bonus includes the amount of cash bonus earned pursuant to the named indi-vidual's bonus plan during the fiscal year and paid subsequent to the end of each fiscal year.
(4) Under its long-term compensation program for executive officers, the Com-pany awards shares of restricted stock pursuant to the Company's 1993 Com-prehensive Stock Incentive Plan (the "Stock Incentive Plan") and previ-ously awarded such shares under the Company's Restricted Stock Plan for Key Employees (the "Company's Restricted Stock Plan") and the Company's Deferred Stock Incentive Plan (the "Company's Deferred Stock Plan"), pred-ecessor plans to the Stock Incentive Plan. For Mr. R.E. Marriott, such re-stricted shares are as follows: for 1993, 2,411 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 160,000 shares awarded under the Stock Incentive Plan. For Mr. McKenna such restricted shares are as follows: for 1993, 2,590 shares awarded under the Company's Deferred Stock Plan and 72,000 shares awarded under the Stock Incentive Plan. For
    Mr. Parsons, such restricted shares are as follows: for 1993, 1,420 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Stock Incentive Plan. For Mr. Bollenbach, such restricted shares are as follows: for 1993, 7,124 shares awarded under the Company's Deferred Stock Plan and 900,000 shares under the Stock Incentive Plan. For Mr. Hart, such restricted shares of stock are as follows: for 1993, 3,096 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Stock Incentive Plan. For Mr. Mayer, such restricted shares are as follows: for 1993, 943 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Stock Incentive Plan. The unvested share awards for Messrs. Bollenbach, Hart and Mayer were forfeited upon their respective resignations from the Company. The restricted shares re-ported in Table I and in this footnote are shares subject to "General Re-strictions" (see footnote 9 below). Restricted shares with "Performance Re-strictions" (see footnote 9 below) awarded as long-term incentive plan ("LTIP") awards are excluded.
(5) The Deferred Stock Bonus Awards granted by the Company are generally de-rived based on dividing 20% of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commenc-ing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employ-ment. Deferred award shares contingently vest pro rata in annual install-ments commencing one year after the Deferred Stock Bonus Award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 or after 10 years of service with the Company. The aggre-gate number and value of shares of Company deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions"
    (see footnote 9 below) held by each identified executive officer as of the end of fiscal year 1995 are as follows: Mr. R.E. Marriott, 372,137 shares valued at $4,394,938; Mr. McKenna, 149,897 shares valued at $1,770,284;
    Mr. Parsons, 20,708 shares valued at $244,561; Mr. Hart, 5,347 shares val-ued at $63,148; Mr. Mayer, 20,079 shares valued at $237,133. Mr. Bollen-bach does not have any Company deferred or restricted stock. Mr. Golden does not have any deferred stock, but has restricted stock awards made in 1996. During the period in which any restrictions apply, holders of re-stricted stock are entitled to receive all dividends or other distribu-tions paid with respect to such stock.
(6) For 1995, the amounts attributed to LTIP payouts represent the value for the Company's and Host Marriott Services Corporation's Performance-Based Restricted Stock Awards which vested following the close of the fiscal year based on performance for the fiscal year. The value stated is the av-erage of the high and low trading prices of a share of Company Common
    Stock on the date the performance restrictions were removed.
(7) With the exceptions of Mr. Bollenbach and Mr. Hart, amounts included in "All Other Compensation" represent total matching Company contribution amounts received under the Retirement and Savings Plan and the Deferred Compensation Plan. In 1995, for Messrs. R.E. Marriott, McKenna, Parsons and Mayer, $2,669 was attributable to the Retirement and Savings Plan ac-count for each executive. The amounts attributable to the Deferred Compen-sation Plan for each executive were as follows: Mr. R.E. Marriott $9,965; Mr. McKenna, $10,916; Mr. Parsons, $8,282; and Mr. Mayer, $5,311. For Mr. Bollenbach, a total of $37,400 is attributable to a separation leave pay-ment. The remaining $1,000,000 is attributable to a consulting arrangement between the Company and Mr. Bollenbach to be paid through June 1996. For
    Mr. Hart, $15,507 is attributable to the Profit Sharing and Deferred Com-pensation Plans. The remaining $800,000 is attributable to Mr. Hart's sep-aration arrangement with the Company. Under these arrangements, an addi-tional payment of $200,000 may be made in the third quarter of 1996 at the sole discretion of the Company.
(8) Amount includes $86,200 in 1995, $84,200 in 1994 and $86,500 in 1993 for
    the allocation of Company personnel for non-Company business.
(9) On October 17, 1993, the Compensation Policy Committee (the "Committee") of the Board of Directors approved grants of restricted stock to certain key employees of the Company, including Mr. Hart, Mr. McKenna, Mr. Parsons and Mr. Mayer. On October 29, 1993, the Board of Directors approved an award of restricted stock to Mr. Bollenbach, and on December 2, 1993, the Board of Directors approved a grant of restricted stock to Mr. R.E. Marriott. Each such grant made in 1993 to Mr. R.E. Marriott, Mr. Bollen-bach, Mr. Hart, Mr. Parsons, Mr. Mayer and Mr. McKenna consists of two awards: shares subject to restrictions relating primarily to continued em-ployment ("General Restrictions"), which vest ratably over a three-, five- or ten-year period, and shares subject to performance objectives, such as the financial perfor-mance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to periodic review and re-vision. All restricted stock awards subject only to General Restrictions are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant.
(10) Mr. Bollenbach resigned his position as President and Chief Executive Of-ficer effective May 1995. Mr. Hart resigned his position as Executive
     Vice President and Chief Financial Officer effective October 1995. Mr. Mayer resigned his position effective January 1996.

AGGREGATED STOCK OPTION EXERCISES AND YEAR-END VALUE

Table II below sets forth, on an aggregated basis, information regarding the exercise during fiscal year 1995 of options to purchase Company Common Stock by each of the applicable persons listed on Table I above and the value on Decem-ber 29, 1995 of all unexercised options held by such individuals. The Company did not grant any stock options to the persons listed on Table I during fiscal year 1995.

TABLE II

                      AGGREGATED STOCK OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR-    VALUE OF UNEXERCISED
                                      SHARES                         END             IN-THE-MONEY OPTIONS AT
                                    ACQUIRED ON   VALUE              (#)             FISCAL YEAR-END ($)(3)
                                     EXERCISE   REALIZED  ------------------------- -------------------------
        NAME(1)          COMPANY(2)     (#)        (#)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        -------          ---------- ----------- --------- ----------- ------------- ----------- -------------
R.E. Marriott...........      HM            0           0    87,075       3,625        721,088      31,063
                             HMS            0           0    17,415         725         79,815       3,447
                              MI            0           0    87,075       3,625      1,787,158      79,552
                           TOTAL            0           0   191,565       7,975      2,588,061     114,062
R.E. Parsons, Jr. ......      HM            0           0    22,350       1,625        175,449      13,925
                             HMS            0           0     4,470         325         19,336       1,545
                              MI        8,987     145,270     7,988       1,625        137,464      35,661
                           TOTAL        8,987     145,270    34,808       3,575        332,249      51,131
S.J. McKenna............      HM       46,507     434,208    51,950       2,500        454,452      21,423
                             HMS            0           0    10,390         500         50,514       2,378
                              MI        6,150      84,499    43,300       2,500      1,015,012      54,864
                           TOTAL       52,657     518,707   105,640       5,500      1,519,978      78,665
S.F. Bollenbach.........      HM      127,750   1,029,372         0           0              0           0
                             HMS            0           0         0           0              0           0
                              MI            0           0         0           0              0           0
                           TOTAL      127,750   1,029,372         0           0              0           0
M.J. Hart...............      HM       54,738     521,917         0       4,125              0      35,348
                             HMS            0           0         0         825              0       3,923
                              MI       21,275     436,930         0       4,125              0      90,525
                           TOTAL       76,013     958,847         0       9,075              0     129,796
J.P. Mayer..............      HM            0           0    13,700         725        114,564       6,213
                             HMS            0           0     2,740         145         12,690         689
                              MI          900      13,031    12,800         725        272,960      15,910
                           TOTAL          900      13,031    29,240       1,595        400,214      22,812

- --------
(1) Mr. Golden does not have any options in the companies listed in Table II.
(2) "MI" represents options to purchase Marriott International, Inc. ("Marriott International") common stock. "HM" represents options to purchase Company Common Stock ("Company Options"). "HMS" represents options to purchase Host Marriott Services Corporation ("HM Services") common stock. In connection with the Company's issuance on December 29, 1995 of a special dividend (the "Special Dividend") of HM Services common stock to the Company's shareholders, and pursuant to the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan (the "Stock Incentive Plan"), all Company options held by employees of the Com-pany were adjusted to reflect the Special Dividend by providing each option holder with the option to purchase one share of HM Services common stock for every five shares of Company Common Stock held as of the close of business on December 29, 1995. The exercise price of the HM Services options was set, and the price of the Company Options was adjusted, so that the economic value of the Company Options prior to the Special Dividend was preserved and not increased or decreased as a result of the Special Dividend.
(3) Based on a per share price for Company Common Stock of $11.81, a per share price for HM Services common stock of $6.69 and a per share price of Marriott International common stock of $37.9375. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 29, 1995.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

In connection with his resignation as President and Chief Executive Officer of the Company, Mr. Bollenbach and the Company entered into a consulting arrange-ment for a period of one year ending June 1996, whereby Mr. Bollenbach will provide certain consulting services to the Company, upon its request. Mr. Bol-lenbach is being paid, in equal monthly installments, a fee of $1,000,000 for such services.

In connection with his resignation as Executive Vice President and Chief Fi-nancial Officer of the Company, Mr. Hart will receive from the Company pay-ments totaling $1,000,000, payable in three periodic payments and subject to satisfaction of certain conditions. To date, Mr. Hart has received $800,000 of such amount. Payment of the final $200,000 is at the sole discretion of the Company. Mr. Hart also received 55,000 previously awarded shares of Company Common Stock which were subject to time- and performance-based restrictions. See Table I and the accompanying footnotes beginning on page 11 of this Proxy Statement.

REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

The Compensation Policy Committee (the "Committee") of the Board of Directors is charged with overseeing and administering the executive pay program for the Company on behalf of the Board and, by extension, the Company's shareholders. This report provides details and background information regarding that program.

THE COMMITTEE

The Compensation Policy Committee, composed of three independent members of the Board of Directors, approves the executive compensation programs and policies of the Company, sets performance targets and also evaluates the performance of the Company and its senior management. The Committee met 13 times during the year.

GOALS OF THE PROGRAM

The Committee has established three primary objectives for the executive com-pensation program:

 . Provide base, annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual perfor-mance goals;

 . Foster a strong relationship between shareholder value and executive compen-sation programs and rewards by having a significant portion of compensation comprised of equity-based incentives; and

 . Provide overall levels of compensation that are competitive, reflective of performance, and provide the means to attract, retain and motivate highly qualified executives.

COMPETITIVENESS TARGETS

To establish compensation targets, the Committee uses data from independent consultants that reflect the median compensation practices of general industry and real estate companies.

These surveys contain a broader group of companies than the comparison group used in the performance graph because the Committee believes that using a di-verse group of companies as a comparison appropriately reflects the labor mar-ket for Host Marriott executives. The Committee reviews the data provided by these surveys with a focus on the median level of compensation. The Committee then makes decisions on compensation actions for individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team. Consistent with the philosophy of aligning share-holder value with executive compensation, long-term incentive awards represent a substantial portion of the total pay package for executive officers. Perfor-mance goals are set for outstanding business performance as determined by the Committee.

BASE SALARY

The Committee regularly reviews each senior executive's base salary and ap-proves the assignment of each senior executive to a salary grade. Actual base salaries fall in a range around the midpoint, based on tenure, experience and individual performance. Increases to base salary are primarily driven by indi-vidual performance and the salary increase guidelines established by the Compa-ny.

ANNUAL INCENTIVES

The Company's Performance-Based Annual Incentive Bonus Plan (the "Annual Incen-tive Bonus Plan") promotes the Company's pay for performance philosophy by providing executives with financial incen-tives to achieve key business and individual performance objectives.

The annual bonus payments for the Chief Executive Officer and the other four most highly compensated executive officers are made from a pool of potential payments equal to eight percent (8%) of the Company's annual earnings before interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA") in excess of the performance goal threshold or a lesser amount as determined by the Committee based on business and individual criteria it deems appropriate. No payment will be made under the Annual Incentive Bonus Plan if performance does not meet the minimum specified criteria. The maximum percent-age award that can be made to any one executive from the pool is equal to the percentage of each executive's salary compared to the total salaries of the ex-ecutives in the Annual Incentive Bonus Plan as of the beginning of the perfor-mance period. The Committee may use negative discretion to determine the abso-lute size of the award pool based on business performance criteria that it deems appropriate. In 1995, the Committee determined the bonuses which were payable under the Annual Incentive Bonus Plan by assessing the Company's finan-cial performance and reviewing the executive's individual accomplishments in light of performance objectives that had been set by the Committee.

STOCK INCENTIVES

The Company provides long-term incentives through its 1993 Comprehensive Stock Incentive Plan (the "Stock Incentive Plan"). Restricted stock, stock options and deferred stock awards are permitted under the Stock Incentive Plan. The Committee believes that management's interest should be aligned with those of the shareholders, and that stock ownership is an efficient and effective way to accomplish this goal.

RESTRICTED STOCK

Restricted stock is the primary long-term incentive vehicle for senior execu-tives. Its purpose is to provide an incentive to senior executives to manage the Company in a manner that creates significant long-term value for sharehold-ers. The Stock Incentive Plan permits the Committee to make awards with either "General Restrictions" relating to continued employment ("time-based" awards) or awards with "Performance Restrictions" established by the Committee ("per-formance-based" awards). The Committee emphasizes performance-based awards.

The performance criteria applicable to the performance-based awards are deter-mined at the beginning of each year by the Committee. The performance measures adopted for 1995 were EBITDA as a percentage of average capital, EBITDA as a multiple of cash interest, free cash flow per share, and fostering a strategic alliance with Marriott International, Inc.

Compensation of the Chief Executive Officer and other Executive Officers

Terence C. Golden joined the Company as Chief Executive Officer on September 1, 1995 at an annual salary of $575,000. The salary for the Chairman was not in-creased during the year. The salaries for the other named executive officers were increased to reflect their expanded responsibilities and additional func-tions with the Company.

ANNUAL INCENTIVE AWARDS

Mr. Golden received a bonus award of $152,152 or 80% of paid salary under the Annual Incentive Bonus Plan. The other four most highly compensated executive officers received bonus payments ranging from 40% to 65% of salary. The Committee used the Company's financial perfor-mance as measured by EBITDA and specific individual performance objectives ap-plicable to each executive to determine what awards to make from the bonus pool. Consistent with the Company's salary guidelines, the salaries of the ex-ecutives are generally maintained between the median and upper range of the comparison group given the Company's special position relative to the survey group.

RESTRICTED STOCK AWARD

Mr. Golden received an award of 875,740 restricted shares of Company Common Stock which was approved by the Committee on February 1, 1996 (of which 44,910 shares were vested to him on that day as provided under the offer of his em-ployment with the Company). Of the remaining shares, approximately 60% have an-nual Performance Restrictions and approximately 40% have General Restrictions based on continued employment with the Company. The shares vest over a five-year time period and are intended to be the only shares or other awards granted to Mr. Golden during that time period. On February 1, 1996, an aggregate total of 889,589 shares was also awarded to the other current executive officers of the Company; approximately 75% of such shares have Performance Restrictions.

Stephen F. Bollenbach resigned from his position as President and Chief Execu-tive Officer of the Company effective May 1995. Prior to his resignation, Mr. Bollenbach received a salary increase of four percent to $572,000 which was effective December 31, 1994. Mr. Bollenbach did not receive an annual bonus or stock grant during the time he was employed by the Company in 1995. In connec-tion with his resignation, Mr. Bollenbach and the Company entered into the con-sulting arrangement described on page 15 of this Proxy Statement.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of $1,000,000. However, performance-based com-pensation can be excluded from the determination of compensation expense so long as it meets certain requirements. The Committee's policy is to consider the impact of the law for its shareholders by qualifying as much of the execu-tive compensation programs for the performance-based exclusion as is possible. In accordance with this policy, the shareholders approved at last year's Annual Meeting the Company's Annual Incentive Bonus Plan recommended by the Committee. The Committee has made certain clarifying technical amendments to the Annual Incentive Bonus Plan and is recommending for shareholder approval at this year's Annual Meeting the amended and restated Annual Incentive Bonus Plan which incorporates those technical amendments. See "Proposal Three: Amended and Restated Performance-Based Annual Incentive Bonus Plan for Executive Officers" on page 26 of this Proxy Statement.

The Company's objective is to qualify the bonus awards made under the Annual Incentive Bonus Plan as performance-based compensation under Section 162(m). The performance-based awards have annual measures and goals which allow them to qualify as performance-based compensation under Section 162(m). The Committee believes that it is appropriate to consider the tax implications of the Company's compensation plans, but it does not believe that it is necessarily in the best interests of the Company and its shareholders that all plans meet the requirements of Section 162(m) for deductibility. Accord-ingly, the Committee anticipates that the Company may lose deductions in fu-ture years with respect to vesting of the restricted stock and granting of an-nual bonuses and other awards.

SUMMARY

The Committee believes that the caliber and motivation of its employees, in-cluding fostering the leadership skills of the management team, is critical to the Company's success in a competitive marketplace. Effec-tive compensation programs that require executives to meet specific performance criteria that are linked to increasing shareholder value are essential ingredients to suc-cess. The Committee believes that the compensation programs of the Company are effective in serving both the Company and its shareholders in both the short and long term.

MEMBERS OF THE COMPENSATION POLICY COMMITTEE

  Harry L. Vincent, Jr., Chairman
  R. Theodore Ammon
  Ann Dore McLaughlin

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumula-tive total shareholder return on the Company's Common Stock against the cumu-lative total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500 Index") and a peer group index of companies (the "Peer Group") over the period of December 31, 1990 through December 31, 1995. The graph as-sumes an investment of $100 at the start of this period in the Company's Com-mon Stock and in each of the indexes, with the reinvestment of all dividends, including the Company's distribution of Marriott International common stock on October 12, 1993 to shareholders, which is treated as a reinvested special dividend.

The Peer Group index consists of the following companies: Catellus Development Corp., Hilton Hotels Corp., Hospitality Franchise System, Inc., La Quinta Inns, Inc., Marriott International, Inc., Red Lion Inns LP, The Rouse Company, and Del Webb Corp.


           COMPARISON OF 5-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                           AMONG HOST MARRIOTT CORP.
                         S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE


Measurement Period           HOST MARRIOTT     S&P          PEER
(Fiscal Year Covered)        CORP.             500 INDEX    GROUP
- ---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1990    $100.00           $100.00      $100.00
FYE 12/31/1991               $161.00           $130.30      $117.80
FYE 12/31/1992               $204.10           $140.30      $122.30
FYE 12/31/1993               $422.20           $154.30      $183.00
FYE 12/31/1994               $445.40           $156.40      $194.80
FYE 12/31/1995               $607.30           $215.00      $268.10

CERTAIN TRANSACTIONS

NEW YORK MARRIOTT MARQUIS

In 1985, the Company sold for $10.03 million a 10.32% equity interest in Times Square Marquis Hotel, L.P. (formerly known as Times Square Hotel Company part-nership) ("TSMHLP"), owner of the New York Marriott Marquis Hotel, to MM Times Square Hotel Investors ("MM Times Square"), a limited partnership which in-cludes J.W. Marriott, Jr. and Richard E. Marriott as partners. The Company re-ceived cash at closing of $3.15 million and a $6.88 million nonrecourse promis-sory note due September 1, 2015 with interest at 12% per annum, collateralized by the ownership interest sold. At the same time, the Company sold a 28.68% in-terest in TSMHLP to an unrelated third-party for approximately $26.3 million on essentially the same terms.

Preliminary agreements were reached in 1991 with the purchaser of the 28.68% interest, and in 1992 with MM Times Square, to restructure the respective prom-issory notes payable to the Company. In 1992, the purchaser of the 28.68% in-terest informed the Company that he would not be making further payments on his promissory note. In view of this action, the restructurings of the promissory notes with both TSMHLP and MM Times Square were discontinued and, in 1994, the Company foreclosed on the 28.68% interest. The Company also accepted from MM Times Square a transfer of a 7.23% equity interest in TSMHLP in exchange for cancellation of the outstanding debt. The Company currently holds an 86% inter-est in TSMHLP, which is consolidated in the Company's financial statements.

RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL, INC.

The Company (formerly known as Marriott Corporation) was renamed Host Marriott Corporation on October 8, 1993 in connection with the issuance of a special dividend (the "MII Distribution") which split the Company's businesses between the Company and Marriott International, Inc. ("Marriott International"). Prior to October 8, 1993, Marriott International was a wholly-owned subsidiary of the Company. Thereafter, the Company retained the capital intensive lodging real estate business (the "Ownership Business") and the airport/tollroad concessions business (the "Host/Travel Plazas Business"), while Marriott International took over the management of the lodging and service management businesses (the "Man-agement Business"). (The Company subsequently distributed the Host/Travel Pla-zas Business to the shareholders of Host Marriott Services Corporation; see "Relationship between the Company and Host Marriott Services Corporation" be-low.) On the date of the MII Distribution, the Company and its subsidiaries and Marriott International and its subsidiaries entered into certain contractual arrangements governing their relationship following the MII Distribution.

J.W. Marriott, Jr. and Richard E. Marriott beneficially own approximately 10.5%, and 10.4%, respectively, of the outstanding shares of common stock of Marriott International. By reason of their ownership of such shares of common stock of Marriott International and their positions as Chairman and director, respectively, of Marriott International, J.W. Marriott, Jr. and Richard E. Marriott, who also are a director and Chairman, respectively, of the Company, would be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Prior to the MII Distribution, the Company and Marriott International entered into the MII Distribution Agreement, which provided for, among other things,
(i) certain asset transfers to occur prior to the MII Distribution, (ii) the MII Distribution, (iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements gov-erning the relationship between the Company and Marriott International follow-ing the MII Distribution.

Subject to certain exceptions, the MII Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the MII Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the Company's liabilities under a sub-stantial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in con-nection with the MII Distribution Agreement also set forth certain specific al-locations of liabilities between the Company and Marriott International.

Under the MII Distribution Agreement, Marriott International has a right to purchase up to 20% of each class of the Company's voting stock (determined af-ter assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Com-pany. The purchase right terminates on October 8, 2003.

For the purpose of governing certain of the ongoing relationships between the Company and Marriott International after the MII Distribution, the Company and Marriott International have entered into other agreements. The Company believes that the agreements are fair to both parties and contain terms which are gener-ally comparable to those which would have been reached in arms-length negotia-tions with unaffiliated parties. Among such other agreements between the Com-pany and Marriott International are:

(i) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries have entered into management agreements with the Company and certain of its subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Courtyard hotels and Residence Inns owned by the Company and its subsidiaries. Marriott International has also entered into franchise agreements with the Company and certain of its subsidiaries to allow the Com-pany to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with the Company's operation of three Marriott hotels not managed by Marriott International.

Each of those management and franchise agreements reflects market terms and conditions and is substantially similar to the terms of management and fran-chise agreements with other third-party owners regarding lodging facilities of a similar type. In 1995, the Company paid to Marriott International fees of $67 million from the managed and franchised lodging properties owned or leased by the Company.

In addition, the Company is a general partner in several unconsolidated part-nerships that own over 260 lodging properties operated by Marriott Interna-tional under long-term agreements. In 1995, those partnerships paid to Marriott International fees of $103 million pursuant to such agreements.

The partnerships also paid $21 million in rent to Marriott International in 1995 for land leased from Marriott International upon which certain of the partnerships' hotels are located.

(ii) Credit Agreement. In June 1995, Marriott International and a subsidiary of the Company entered into a Credit Agreement pursuant to which the subsidiary has the right to borrow up to $225 million from Marriott International. Borrowings under the Credit Agreement bear interest at the London Interbank Of-fered Rate ("LIBOR") plus 3% (LIBOR plus 4% when the outstanding balance ex-ceeds $112.5 million) and mature in June 1998. At December 29, 1995, advances of $22 million were outstanding under the Credit Agreement.

(iii) Tax Sharing Agreement. The Company and Marriott International have en-tered into a tax sharing agreement that defines the parties' rights and obliga-tions with respect to deficiencies and refunds of federal, state and other in-come or franchise taxes relating to the Company's businesses for tax years prior to the MII Distribution and with respect to certain tax attributes of the Company after the MII Distribution. The Company and Marriott International have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

(iv) Noncompetition Agreement. The Company and Marriott International entered into a noncompetition agreement that defines the parties' rights and obliga-tions with respect to certain businesses operated by Marriott International and the Company. In general, under the noncompetition agreement, the Company and its subsidiaries are prohibited from entering into or acquiring any business that competes with the hotel management business as conducted by Marriott In-ternational. The noncompetition agreement expires on October 8, 2000.

(v) Transitional Services Agreements. Marriott International and the Company have entered into a number of agreements pursuant to which Marriott Interna-tional has agreed to provide certain continuing administrative services to the Company and its subsidiaries for a transitional period. Such services are pro-vided on market terms and conditions. In general, the transitional services agreements can be kept in place at least through the end of 1997.

(vi) Philadelphia Mortgage. Marriott International is providing first mortgage financing for the Philadelphia Marriott Hotel, which is owned by an affiliate of the Company. The mortgage is a two-year "mini-perm" facility carrying a floating interest rate of LIBOR plus 3%, which will, upon maturity of the two-year mini-perm, fund into a 10-year term loan bearing an interest rate of 10% per annum, plus deferred interest of 2% per annum. At December 29, 1995, ad-vances under the mortgage totaled $109 million.

(vii) Marriott International Guarantees. In connection with the MII Distribu-tion, the Company and Marriott International entered into agreements pursuant to which Marriott International has agreed to guarantee the Company's perfor-mance in connection with certain partnership, real estate and project loans and other Company obligations. Such guarantees are limited in an aggregate princi-pal amount of up to $160 million at December 29, 1995. Marriott International has not been required to make any payments pursuant to the guarantees.

(viii) Lakewood Retirement Community. A joint venture between a subsidiary of the Company and a subsidiary of Marriott International purchased the Leisure Park at Lakewood Retirement Community in Lakewood, New Jersey in 1994. Through their respective subsidiaries, the Company and Marriott International each hold a 5% general partner interest and a 45% limited partner interest in the limited partnership which owns the facility, with the Company's subsidiary acting as managing gen-eral partner. In 1995, the parties reached an agreement in principle pursuant to which the Marriott International subsidiary will purchase the entire inter-est of the Company's subsidiary in the partnership. The parties are in the process of finalizing the documentation of such agreement. In addition, the partnership has entered into a management agreement with a separate Marriott International subsidiary to manage the facility. In 1995, the partnership paid $785,835 in management fees to such Marriott International subsidiary.

(ix) Hotel Acquisitions. Marriott International has provided, and expects in the future to provide, financing to the Company for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. In 1995, Marriott International invested an aggregate of $80 million, principally in the form of mortgage loans. The Company also acquired a full-service hotel in Toronto from a partnership in which Marriott International owned a 50% in-terest. In addition, in January 1996, Marriott International invested $57 mil-lion in connection with the Company's acquisition of a controlling interest in two full-service hotels in Mexico City.

RELATIONSHIP BETWEEN THE COMPANY AND HOST MARRIOTT SERVICES CORPORATION

On December 29, 1995, the Company issued a special dividend (the "HMSC Distri-bution") which split the Company's businesses between the Company and Host Marriott Services Corporation ("HM Services"). Prior to December 29 1995, HM Services was a wholly-owned subsidiary of the Company. Thereafter, the Company retained the capital intensive lodging real estate business (the "Ownership Business"), while HM Services took over the airport/tollroad concessions busi-ness (the "Host/Travel Plazas Business"). The Company and its subsidiaries and HM Services and its subsidiaries have entered into certain relationships fol-lowing the HMSC Distribution.

Richard E. Marriott and J.W. Marriott, Jr. beneficially own approximately 8.40% and 7.85%, respectively, of the outstanding shares of common stock of HM Serv-ices. By reason of their ownership of such shares of common stock of HM Serv-ices and their positions as directors of HM Services, Richard E. Marriott and J.W. Marriott, Jr., who are also Chairman and a director, respectively, of the Company, would be deemed in control of HM Services within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of HM Services by reason of their ownership of shares of HM Services and/or their relationship to other family members.

Prior to the HMSC Distribution, the Company and HM Services entered into the HMSC Distribution Agreement, which provided for, among other things, (i) cer-tain asset transfers to occur prior to the HMSC Distribution, (ii) the HMSC Distribution, (iii) the division between the Company and HM Services of certain liabilities and (iv) certain other agreements governing the relationship be-tween the Company and HM Services following the HMSC Distribution.

Subject to certain exceptions, the HMSC Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the HMSC Distribution, financial responsibility for the liabilities arising out of or in connection with the Host/Travel Plazas Business to HM Services and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business to the Company and its retained subsidiaries. The agreements executed in connection with the HMSC Distribution Agreement also set forth certain specific allocations of liabilities between the Company and HM Services. The HMSC Distribution Agreement also provides that HM Services will assume its proportionate share of the Company's current obligation for certain employee benefit awards denominated in Company Common Stock currently held by employees of Marriott International.

For the purpose of governing certain of the ongoing relationships between the Company and HM Services after the HMSC Distribution, the Company and HM Serv-ices have entered into other agreements. The Company believes that the agree-ments are fair to both parties and contain terms which are generally comparable to those which would have been reached in arms-length negotiations with unaf-filiated parties. Among such other agreements between the Company and HM Serv-ices are:

(i) Tax Sharing Agreement. The Company and HM Services have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the HMSC Dis-tribution and with respect to certain tax attributes of the Company after the HMSC Distribution. The company and HM Services have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

(ii) Transitional Services Agreement. HM Services and the Company entered into an agreement pursuant to which each company has agreed to provide certain serv-ices to the other and their respective subsidiaries for a transitional period on an as-needed basis. The fee for such services will be based on hourly rates designed to reflect the cost for providing such services, plus reimbursement for certain direct out-of-pocket expenses. In general, the transitional serv-ices agreement will terminate prior to the end of 1996.

(iii) Guarantees of Concession Agreements. The Company and HM Services have en-tered into agreements pursuant to which the Company has agreed to guarantee HM Services' performance in connection with certain tollroad concessions operated by HM Services. The Company has not been required to make any payment pursuant to the guarantees and does not anticipate making any such payment in 1996.

(iv) Employee Benefits Allocation Agreement. The Company and HM Services have entered into an Employee Benefits Allocation and Other Employment Matters Agreement (the "Employee Benefits Allocation Agreement") that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters. In general, the Employee Benefits Allocation Agree-ment provides that the Company retain all employee liabilities for employees who on or after the HMSC Distribution are employees of the Company, and that HM Services retain all employee liabilities for employees who on or after the HMSC Distribution are employees of HM Services. Pursuant to the Employee Benefits Allocation Agreement, and in connection with the HMSC Distribution, the Company also adjusted outstanding awards under Company employee benefit plans.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company is composed of six directors. The Certif-icate of Incorporation classifies the six-member Board of Directors into three classes. Each such director serves for three years.

The terms of office of J.W. Marriott, Jr. and Harry L. Vincent expire at the 1996 Annual Meeting of Shareholders. The Board of Directors, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nomi-nated and recommends the re-election of Mr. Marriott and Mr. Vincent, each for a three-year term as director expiring at the 1999 Annual Meeting of Share-holders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Marriott and Vincent.

If elected, Messrs. Marriott and Vincent have consented to serve as directors for terms of three years and until their respective successors are elected and qualified. Further information with respect to the nominees is set forth under the preceding section entitled "Directors." Although it is not contemplated that any nominee will be unable to serve as director, in such event, the prox-ies will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors.

VOTE REQUIRED

Approval of the election of the nominees is subject to the affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

Subject to shareholder approval, the Board of Directors, acting on the recom-mendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to share-holders on the consolidated financial statements of the Company and its sub-sidiaries for fiscal year 1996. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement and will be available to respond to appropriate questions.

VOTE REQUIRED

The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for fiscal year 1996 is subject to ratification by an af-firmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH APPOINTMENT.

PROPOSAL THREE: AMENDED AND RESTATED PERFORMANCE-BASED ANNUAL INCENTIVE BONUS PLAN FOR EXECUTIVE OFFICERS

A primary objective of the Compensation Policy Committee (the "Committee") is to emphasize performance-based compensation for senior executives of the Com-pany. At last year's Annual Meeting, the shareholders approved the Company's Performance-Based Annual Incentive Bonus Plan ("Annual Incentive Bonus Plan"). Subject to shareholder approval, the Committee has adopted certain technical amendments to the Annual Incentive Bonus Plan which clarify the appropriate participants and define the scope of the Committee's discretionary authority. A copy of the amended and restated Annual Incentive Bonus Plan, incorporating such technical amendments, is set forth in Appendix A to this Proxy Statement.

The Committee will apply the criteria from the amended and restated Annual In-centive

Bonus Plan to the five most highly compensated executive officers each year. In 1996, the five most highly compensated executive officers are Richard
E. Marriott, Terence C. Golden, Christopher J. Nassetta, Robert E. Parsons, Jr., and Stephen J. McKenna. Under the amended and restated Annual Incentive Bonus Plan, annual incentive payments would be paid from an annual incentive pool calculated as eight percent (8%) of the Company's earnings before inter-est expense, taxes, depreciation, amortization and other non-cash items (EBITDA) over $300 million. The Committee will continue to set annual target norm and maximum bonus payments for each of the five named executives. Pay-ments of the annual incentives would be from the pool. The Committee retains the power to limit annual incentive payments from the pool to the eligible ex-ecutives if the formula for calculating the incentive would result in an an-nual incentive payment which the Committee believes is excessive and not in the interests of shareholders.

Table III below sets forth the maximum bonus incentive payments for 1996 to the named executive officers under the amended and restated Annual Incentive Bonus Plan. Although the amounts set forth below may be reduced by the Commit-tee in its sole discretion, such amounts have been determined by the Committee to be the maximum award payouts to such executive officers regardless of 1996 financial performance.

TABLE III

     EXECUTIVE OFFICERS' PERFORMANCE-BASED ANNUAL INCENTIVE BONUS PLAN (1)

                                                                      MAXIMUM
                                                                       DOLLAR
NAME AND POSITION                                                    PAYOUT(2)
- -----------------                                                    ----------
Richard E. Marriott................................................. $  100,000
 Chairman of the Board
Terence C. Golden................................................... $  460,000
 Chief Executive Officer and President
Christopher J. Nassetta............................................. $  202,800
 Executive Vice President
Robert E. Parsons, Jr............................................... $  202,800
 Executive Vice President
Stephen J. McKenna.................................................. $  162,500
 Executive Vice President and General Counsel
Executive Group Total (5 persons)................................... $1,128,000

- --------
(1) Participation in this plan is limited to the Company's five most highly compensated executive officers. This plan is subject to shareholder approval at the 1996 Annual Meeting.
(2) The dollar value represents the maximum plan award payouts based on the estimated fiscal year 1996 base salaries. Actual payouts may be lower than these values based on 1996 financial performance. The actual payout from this plan will be determined by the Compensation Policy Committee which, in its sole discretion, may reduce any award under this plan if it believes such reduction is in the best interests of the shareholders.

VOTE REQUIRED

The action of the independent directors of the Compensation Policy Committee in approving the Company's amended and restated Annual Incentive Bonus Plan is subject to the affirmative vote of the holders of a majority of shares of Com-pany Common Stock entitled to notice of and to vote at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDED AND RESTATED PERFORMANCE-BASED ANNUAL INCENTIVE BONUS PLAN.

PROPOSAL FOUR: SHAREHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS ANNUALLY

Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Company Common Stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of Shareholders:

  "RESOLVED: That the stockholders of Host Marriott Corporation recommend that the Board of Directors take the necessary steps to reinstate the elec-tion of directors ANNUALLY, instead of the stagger system which was re-cently adopted."

In support of the resolution, Mrs. Davis has submitted the following statement:

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  "This insures that ALL directors will be more accountable to ALL sharehold-ers every year and to a certain extent prevents the self-perpetuation of the Board.

  "Last year the owners of 49,362,979 shares, representing approximately 41% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this proposal."

This proposal has been submitted at the last ten Annual Meetings of Sharehold-ers and was defeated on each occasion. The Board of Directors has again consid-ered the proposal (as has the Nominating and Corporate Governance Committee) and again recommends that shareholders vote AGAINST it for the following rea-sons: At the 1984 Annual Meeting of Shareholders, holders of more than 86% of the shares of Company Common Stock approved an amendment to the Company's Cer-tificate of Incorporation to classify the Board of Directors into three clas-ses, with one class being elected each year. As a result, at least two share-holder meetings will be required to effect a change of control of the Board of Directors, thus making it more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors also helps to assure conti-nuity and stability of the Company's management and policies since a majority of the directors will always have prior experience as directors of the Company. One benefit of the existing arrangement is to enhance management's ability to negotiate with the proponent of a proposal to take over or restructure the Com-pany. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best interests of the Company and its shareholders.

VOTE REQUIRED

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common

Stock present in person or represented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE AGAINST SUCH PROPOSAL.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

The Annual Meeting for 1997 is tentatively scheduled to be held on Thursday, May 8, 1997. Any shareholder who meets the requirements of the proxy rules un-der the Securities Exchange Act of 1934 may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 1997 An-nual Meeting. Any such proposal should be submitted in writing by notice deliv-ered or mailed by first-class United States mail, postage prepaid, to the Cor-porate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Department 862, Bethesda, Maryland 20817-1109 and must be received no later than December 6, 1996 to be eligible for inclusion in the proxy materials for that meeting. Any such notice shall set forth: (a) the name and address of the shareholder and the text of the proposal to be introduced; (b) the number of shares of Com-pany Common Stock held of record, owned beneficially and represented by proxy by such shareholder as of the date of such notice; and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Any shareholder who meets the requirements of the proxy rules under the Securi-ties Exchange Act of 1934 may nominate a candidate for director of the Company. Any such nomination should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 862, Bethesda, Maryland 20817-1109 and must be received by February 12, 1997. Any such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a repre-sentation that the shareholder is a holder of record of Company Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the share-holder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pur-suant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers and regular employees of the Company. The Company has retained MacKenzie Partners to assist in the so-licitation of proxies from shareholders. MacKenzie Partners will receive a fee of $6,500 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding ma-terials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K AND ANNUAL REPORT

All shareholders of record on the Annual Meeting Record Date will receive with this Proxy Statement a copy of both the Company's 1995 Annual Report and Form 10-K filed with the Securities and Exchange Commission. Any shareholder who de-sires additional copies of the Company's 1995 Annual Report or Form 10-K filed may obtain a copy (excluding exhibits) without charge by addressing a request to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 862, Bethesda, Maryland 20817-1109. A charge equal to the reproduction cost will be made if the exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CHRISTOPHER G. TOWNSEND

Christopher G. Townsend
Corporate Secretary

                                                                      APPENDIX A

                           HOST MARRIOTT CORPORATION
                               PERFORMANCE-BASED
                          ANNUAL INCENTIVE BONUS PLAN

                                   ARTICLE I
                           PURPOSE AND EFFECTIVE DATE

  1.1 Purpose. The Host Marriott Corporation Performance-Based Annual Incentive Bonus Plan ("Annual Incentive Bonus Plan") is intended to help effectuate the policy of the Board of Directors (the "Board") of emphasizing performance-based compensation for the five most highly compensated executives of the Company. In addition, performance-based compensation maximizes the opportunity of the Com-pany to deduct compensation paid to senior executives under Section 162(m) of the Internal Revenue Code.

  1.2 Effective Date. The Annual Incentive Bonus Plan shall become effective for the 1996 fiscal year when approved by the shareholders of the Company by the affirmative vote of a majority of Shares present, or represented, and enti-tled to vote on the subject matter, at the 1996 Annual Meeting of Shareholders of the Company at which a quorum is present. The Annual Incentive Bonus Plan shall remain in effect unless terminated by the Board or otherwise terminated by force of law.

                                   ARTICLE II
                                 PARTICIPATION

  The individual executives eligible to participate are the five most highly compensated executives of the Company (the "Participants").

                                  ARTICLE III
                                    PAYMENTS

  3.1 Formula. Payments under the Annual Incentive Bonus Plan shall be made from a pool of potential payments equal to eight percent (8%) of the Company's annual earnings before interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA") in excess of three hundred million dollars ($300,000,000.00) (the "Performance Goal").

  3.2 Exclusions from EBITDA. EBITDA is defined solely for purposes of this An-nual Incentive Bonus Plan to exclude unusual or nonrecurring events which, in the opinion of the Directors of the Compensation Policy Committee of the Board (the "Committee"), should be excluded.

  3.3 Discretion. The Committee shall, in its sole discretion, determine the amount of payment to any Participant. If the formula for calculation of pay-ments under the Annual

Incentive Bonus Plan would exceed the payment the Committee believes is in the best interests of shareholders, the Committee may reduce the actual payment or payments.

  3.4 Determination of Payment. Each Participant shall be eligible to receive a performance award if the Performance Goal for a performance period is achieved. The Cash Bonus Pool, which shall be equal to eight percent (8%) of the Company's EBITDA in excess of the Performance Goal, as determined under gener-ally accepted accounting principles consistently applied, will be established. The maximum amount of a Participant's performance award shall be equal to his or her "pro rata share" of the Cash Bonus Pool for a performance period. A Par-ticipant's "pro rata share" of the Cash Bonus Pool shall be equal to the Cash Bonus Pool multiplied by a fraction, the numerator of which is the Partici-pant's base salary on the first day of a performance period and the denominator of which is the aggregate of the base salaries of all Participants on the first day of a performance period. In no event shall the amount by which an award is reduced be awarded to any other Participant. The Committee, in its sole discre-tion, may reduce the amount of, or eliminate, a performance award of any Par-ticipant. In determining whether a performance award will be reduced or elimi-nated, the Committee shall consider any extraordinary changes which may also have occurred during a performance period, such as changes in accounting prac-tices or the law, and shall consider such business performance criteria that it deems appropriate, including, but not limited to, the Company's net income, cash flow, earnings per share and other relevant operating and strategic busi-ness results and such business performance criteria that are applicable to an individual Participant.

  3.5 Payment of Performance Awards. Subject to any shareholder approval re-quired by law, payment of any performance award for a performance period shall be made to a Participant who is employed by the Company on the last day of such period after the Committee shall have certified in writing that the Performance Goal for the performance period was achieved and any other material terms of the performance award have been satisfied.

                                   ARTICLE IV
                                 ADMINISTRATION

  The Annual Incentive Bonus Plan shall be administered by the Compensation Policy Committee of the Board and its successors.

                                   ARTICLE V
                         PLAN AMENDMENT AND TERMINATION

  The Committee may amend or terminate the Annual Incentive Bonus Plan by reso-lution at any time as it shall deem advisable, subject to any shareholder ap-proval required by law or when determined by the Committee to be in the best interests of the Company.

                       ANNUAL MEETING OF SHAREHOLDERS
                        OF HOST MARRIOTT CORPORATION

The 1996 Annual Meeting of Shareholders of Host Marriott Corporation will be held on Thursday, May 9, 1996 at the J.W. Marriott Hotel at Lenox, lo-cated at 3300 Lenox Road in Atlanta, Georgia. The meeting will begin at 10:30 a.m. in Salons 2, 4 and 6 of the Phoenix Ballroom, with a continen-tal breakfast beginning at 9:45 a.m. being provided to shareholders at-tending the meeting. Doors to the meeting will open at 10:00 a.m.

A special "Shareholder Annual Meeting" rate is offered at the hotel for Wednesday, May 8, 1996, the night before the meeting. A limited number of rooms is available for this special rate of $125.00, single or double oc-cupancy. To receive this special rate, please call the hotel directly prior to April 24, 1996 and ask for the Host Marriott Corporation "Share-holder Annual Meeting" rate for May 8. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                       J.W. MARRIOTT HOTEL AT LENOX
                              3300 LENOX ROAD
                          ATLANTA, GEORGIA 19107
                         TELEPHONE: (404) 262-3344

Because parking is extremely limited in the general area of the hotel, we STRONGLY RECOMMEND that shareholders attending the Annual Meeting consider using public transportation. The hotel is easily accessible by MARTA subway from the Baggage Claim area of Atlanta Hartsfield International Airport. The Lenox Square MARTA subway station is located directly across from the hotel. MARTA subway trains leave every 10 minutes from the airport, and travel between the airport and the hotel takes approximately 30 minutes.

Directions to the hotel:

FROM I-75 SOUTH: Take I-75 South to I-285 East and then to Route 400 South. Follow Route 400 South to Exit 2 (Lenox Road). Make a left turn off the exit and follow Lenox Road signs. At the third light (passing over Peachtree Road), make a right turn, and then make an immediate left turn. Continue under the overpass and the hotel will be on your right.

FROM I-85 SOUTH: Take I-85 South to Exit 30 (Lenox Road). Make a right turn off the exit and continue for approximately 1.5 miles. The hotel will be the first high-rise building on your left. Once you have crossed over East Paces Ferry Road, make the first left turn following the signs for the hotel. Stay in the right lane and take the ramp down to the mall ac-cess road. Continue under the overpass and the hotel will be on your right.

FROM ROUTE 400 SOUTH: Take Route 400 South to Exit 2 (Lenox Road). Make a left turn off the exit and follow Lenox Road signs. At the third light (passing over Peachtree Road), make a right turn, and then make an immedi-ate left turn. Continue under the overpass and the hotel will be on your right.

FROM I-75 AND I-85 NORTH: Take I-75 North to I-85 North. Take I-85 North to Exit 29 (Route 400 North). Follow Route 400 North to Exit 2 (Lenox
Road). Make a right turn off the exit and follow Lenox Road signs. At the third light (passing over Peachtree Road), make a right turn, and then make an immediate left turn. Continue under the overpass and the hotel will be on your right.

P                          HOST MARRIOTT CORPORATION
R              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
O                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
X                TO BE HELD THURSDAY, MAY 9, 1996, 10:30 A.M.
Y
          The undersigned appoints Richard E. Marriott and Terence C. Golden as Proxies. Each shall have power to appoint his substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 22, 1996 at the Annual Meeting of Shareholders to be held on May 9, 1996, or any adjournment thereof. The Board of Directors recommends votes FOR proposals 1,2 and 3 and AGAINST proposal 4.

     Nominees for election as directors           COMMENTS OR CHANGE OF ADDRESS
     for three-year terms expiring at the         _____________________________
     1999 Annual Meeting.                         _____________________________
                          J.W. Marriott, Jr.      _____________________________
                          Harry L. Vincent, Jr.   _____________________________
                                                  (If you have written in the
                                                  above space, please mark the
                                                  corresponding box on the
                                                  reverse side of the card)

                                                              ----------------
CONTINUED AND TO BE SIGNED ON REVERSE SIDE                    SEE REVERSE SIDE
                                                              ----------------
- --------------------------------------------------------------------------------
                            Detach Proxy Card Here

               [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]

                                 HOST MARRIOTT
                                  CORPORATION
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 9, 1996

April 5, 1996

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 9, 1996, at 10:30 a.m. in Salons 2, 4 and 6 of the Phoenix Ballroom in the J.W. Marriott Hotel at Lenox, located at 3300 Lenox Road in Atlanta, Georgia. Doors to the meeting will open at 10:00 a.m.

The Meeting will be conducted:

1. To consider and vote upon the following proposals described in the accompanying Proxy Statement, which will provide for:

   (i)    Proposal One:    The election of J.W. Marriott, Jr. and Harry L.
          Vincent, Jr. as directors for three-year terms expiring at the 1999 Annual Meeting.

   (ii)   Proposal Two:    The ratification of the appointment of Arthur
          Andersen LLP as independent auditors;

   (iii) Proposal Three: The approval of an amended and restated performance-based annual incentive bonus plan for senior executive officers incorporating certain technical amendments; and

   (iv) Proposal Four: The consideration of a shareholder proposal to reinstate the annual election of all directors.

2. To transact such other business as may properly come before the meeting.

Shareholders of Record at the close of business on March 22, 1996 will be entitled to notice of and to vote at this meeting.

                                       Christopher G. Townsend
                                       Corporate Secretary

________________________________________________________________________________

    Please mark your                                                       5198
[X] votes as in this
    example

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2 and 3, and AGAINST proposal 4.
- --------------------------------------------------------------------------------
       The Board of Directors Recommends a vote FOR proposals 1,2 and 3.
- --------------------------------------------------------------------------------
                  FOR   WITHHELD                           FOR  AGAINST ABSTAIN
1. Election of                   2. Ratification of
   Directors      [_]     [_]       appointment of Arthur  [_]    [_]    [_]
   (see reverse)                    Anderson LLP as
                                    independent auditors;
For, except vote withheld from   3. Approval of an
the following nominee(s).           amended and restated   [_]    [_]    [_]
                                    performance-based
- ------------------------------      annual incentive bonus
                                    plan for senior executive
                                    officers incorporating
                                    certain technical
                                    amendments;

- --------------------------------------------------------------------------------
         The Board of Directors Recommends a vote AGAINST proposal 4.
- --------------------------------------------------------------------------------
                                                           FOR  AGAINST ABSTAIN
4. Shareholder proposal to reinstate the annual
   election of all directors.                              [_]    [_]    [_]
- --------------------------------------------------------------------------------


                                            I WILL ATTEND THE ANNUAL MEETING [_]

                                                         Change of
                                                         Address/Comments    [_]
                                                         on Reverse Side

SIGNATURE(S)___________________________________DATE______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------
   Please carefully detach here and return this proxy in the enclosed reply envelope.

                               ADMISSION TICKET
                          HOST MARRIOTT CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
                     Thursday, May 9, 1996, 10:30 a.m. EDT

                         J.W. Marriott Hotel at Lenox
                   Salons 2,4 and 6 of the Phoenix Ballroom
                                3300 Lenox Road
                            Atlanta, Georgia 19107

      ------------------------------------------------------------------
                                    AGENDA
      ------------------------------------------------------------------
                         1.  ELECTION OF TWO DIRECTORS
                                       .

        2.  RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS
                                       .

       3.  APPROVAL OF AN AMENDED AND RESTATED PERFORMANCE-BASED ANNUAL
              INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVE OFFICERS
                  INCORPORATING CERTAIN TECHNICAL AMENDMENTS
                                       .

         4.  SHAREHOLDER PROPOSAL TO REINSTATE ANNUAL ELECTION OF ALL
                                   DIRECTORS
                                       .

             TRANSACTION OF OTHER BUSINESS, INCLUDING SHAREHOLDER
              PROPOSALS, AS MAY PROPERLY COME BEFORE THE MEETING.
      ------------------------------------------------------------------

      It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

      ------------------------------------------------------------------
      If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above.  Present this
       Admission Ticket to the Host Marriott Corporation representative at the entrance.
      ------------------------------------------------------------------